Exhibit 99.1

First Data and InComm Mutually Agree To Terminate Acquisition Plan

DENVER & ATLANTA - Nov. 4, 2008 - First Data, a global leader in electronic commerce and payment processing services, and InComm, an industry leading marketer and distributor of stored value, gift and prepaid products, announced today that they have mutually agreed to terminate the planned acquisition of InComm.

Instead, First Data and InComm have signed a distribution agreement and will continue to support their joint customers with prepaid card processing, program management and a distribution network that allows First Data and its merchants to sell prepaid products in InComm prepaid card malls.

"First Data and InComm are leaders in the stored value market, and we're pleased to continue working together to deliver tremendous value to our mutual customers," said Brooks Smith, president and chief executive officer of InComm.

"As a strategic partner for many years, this decision lets both parties focus on the unique value we each bring to our mutual customers and the market," said Ed Labry, president of First Data's USA division. "We look forward to continuing our relationship with InComm and building on the successful relationships we have with our customers."

About InComm

InComm is a leader in the marketing, distributing and technology innovation of stored-value gift and prepaid products using state-of-the-art point-of-sale transaction technology and payment solutions to revolutionize retail product sales and customer experiences. With almost $8 billion in retail sales transactions processed in 2007, InComm is one of the nation's largest distributors of gift cards, prepaid wireless products, reloadable debit cards, digital music downloads, content, games, software and bill payment solutions. InComm partners with consumer brand leaders around the world to provide more than 145,000 retail locations the products and services their customers demand. Since 1992, InComm's patented technologies have made the buying process easier for consumers while streamlining the selling process for product and retail partners. To learn more about InComm, visit www.incomm.com or call 1-800-352-3084. InComm is headquartered in Atlanta with offices in Japan, Canada, the United Kingdom, Puerto Rico, Colorado, Texas, Florida, New Jersey, Oregon, Arkansas, Alabama and Minnesota.

About First Data

First Data is a global technology leader in information commerce. The company processes transaction data of all kinds, harnesses the power of that data and delivers innovations in secure infrastructure, intelligence and insight for its customers. With operations in 37 countries, First Data serves more than 5.4 million merchant locations and more than 2,000 card issuers and their customers. It powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company's portfolio of services and solutions includes merchant transaction processing services; credit, debit, private-label, gift, payroll and other prepaid card offerings; fraud protection and authentication solutions; electronic check acceptance services through TeleCheck; as well as Internet commerce and mobile payment solutions. The company's STAR Network offers PIN-secured debit acceptance at 2.1 million ATM and retail locations. Through First Data's centers of excellence, such as security, analytics, customer loyalty and mobile payments, it offers data-driven commerce solutions for customers around the globe. For more information, visit www.firstdata.com.

Media Contact

Glen Turpin

First Data

303-967-6552

glen.turpin@firstdata.com

Jenn Boutwell

InComm

770-882-2240

jboutwell@incomm.com

Investor & Analyst Contact

Silvio Tavares

First Data

303-967-8276

silvio.tavares@firstdata.com

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